SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                    SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                                (Amendment No. __)*

                                ChemoCentryx, Inc.
 ------------------------------------------------------------------------------
                                  (Name of Issuer)

                                   Common Stock
 ------------------------------------------------------------------------------
                          (Title of Class of Securities)


                                   16383L 10 6

 ------------------------------------------------------------------------------
                                  (CUSIP Number)



                                 February 13, 2012
------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[   ]	Rule 13d-1(b)
	[ X ]	Rule 13d-1(c)
	[   ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 4 Pages




                                SCHEDULE 13G
 ------------------------------------------------------------------------------
CUSIP No.  16383L 10 6                                      Page 2 of 4 Pages
 ------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   Techne Corporation    41-1427402
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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a) [  ]
	                                                                (b) [  ]
 ------------------------------------------------------------------------------
3  SEC USE ONLY

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4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Minnesota
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NUMBER OF            5  SOLE VOTING POWER
SHARES
BENEFICIALLY            6,385,056
REPORTING            ---------------------------------------------------------
PERSON               6  SHARED VOTING POWER
WITH
                        0
                     ---------------------------------------------------------
                     7  SOLE DISPOSITIVE POWER

                        6,385,056
                     ---------------------------------------------------------
                     8  SHARED DISPOSITIVE POWER

                        0
 ------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   6,385,056
 ------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   (SEE INSTRUCTIONS)	                                                  [  ]
 ------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   18.0%
-----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

   CO
-------------------------------------------------------------------------------
                                Page 2 of 4 Pages





Answer every item. If an item is inapplicable or the answer is in the negative, so state.

Item 1(a)  Name of Issuer:

           ChemoCentryx, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:

           850 Maude Avenue
           Mountain View, CA 94043

Item 2(a)  Name of Person Filing:

           See Cover Page Item 1

Item 2(b)  Address of Principal Business Office or, if none, residence:

           614 McKinley Place N.E.
           Minneapolis, MN  55413

Item 2(c)  Citizenship:

           See Cover Page Item 4

Item 2(d)  Title of Class of Securities:

           Common Stock

Item 2(e)  CUSIP No.:

           See Cover Page

Item 3     Statement filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c):

           Not applicable

Item 4     Ownership

           See Cover Page Items 5 through 11

Item 5     Ownership of Five Percent or Less of a Class:

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].





                             Page 3 of 4 Pages




Item 6     Ownership of More than Five Percent on Behalf of Another Person:

           Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent
           Holding Company:

           Not applicable

Item 8     Identification and Classification of Members of the Group:

           Not applicable

Item 9     Notice of Dissolution of Group:

           Not applicable

Item 10    Certifications:

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.



                                SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                February 16, 2012
                                (Date)



                                 /s/Thomas E. Oland
                                 --------------------------------
                                (Signature)

                                Thomas E. Oland, Chief Executive Officer
                                Techne Corporation

                               (Name and title)




                               Page 4 of 4 Pages